Exhibit 11



                         Continental Homes Holding Corp.
                        Computation of Earnings Per Share
                      (In thousands, except per share data)

                                              Three months ended         Six months ended
                                                  November 30,             November 30,
                                                  ------------             ------------
Fully diluted:                                 1997         1996         1997         1996
                                               ----         ----         ----         ----
Net income                                   $ 7,758      $ 7,792      $15,255      $17,028
Interest Expense on convertible
  subordinated notes, net of
  income taxes                                   875          874        1,749        1,749
                                             -------      -------      -------      -------
                                             $ 8,633      $ 8,666      $17,004      $18,777

Weighted average number of
  shares outstanding                           6,862        6,978        6,858        6,991

Conversion of convertible
  subordinated notes (42.105 shares
  per $1,000 principal amount of notes)        3,632        3,632        3,632        3,632
Incremental shares relating to stock
  options exercisable                            138           46          107           53
                                             -------      -------      -------      -------
Weighted average number of shares
  outstanding assuming full dilution          10,632       10,656       10,597       10,676

Fully diluted net income per share           $   .81      $   .81      $  1.60      $  1.76
                                             =======      =======      =======      =======